EXHIBIT 99.1

News Release:	July 29, 2014
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Second Quarter 2014 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend to be Paid on July 31

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three and six months ended June 30, 2014, reporting $14.8 million and $25.4 million of net income, compared to $10.4 million and $26.4 million for the same periods in 2013, and an increase in its retained earnings balance to $312.1 million as of June 30, 2014, from $287.1 million as of December 31, 2013.
Based on the bank's second quarter 2014 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on July 31, 2014. Dividends will be paid based on average Class A and Class B stock outstanding during second quarter 2014. In addition, the bank announced that it will repurchase up to $100 million of excess capital stock during third quarter 2014. The Seattle Bank repurchased $98.9 million and $198.4 million of excess capital stock during the three and six months ended June 30, 2014.
“The Seattle Bank’s continuing profitability and retained earnings growth illustrate the ongoing improvement in its financial condition,” stated Seattle Bank President and CEO Michael L. Wilson. “We’ve been encouraged by an increase in borrowing activity during the second quarter, as our members have begun to fund growing retail loan demand. In addition, with an expected increase in interest rates and as the costs associated with maintaining deposit balances rise, Federal Home Loan Bank advances are becoming an increasingly attractive funding source for our members.”
Key features of the Seattle Bank's second quarter and first half of 2014 operating results included:

•
Lower net interest income. Net interest income after provision (benefit) for credit losses for the three and six months ended June 30, 2014, decreased to $33.4 million and $64.9 million, from $34.1 million and $68.7 million for the same periods in 2013, primarily due to lower interest income on mortgage loans held for portfolio and advances, partially offset by increased interest income on investments. The change in interest income on mortgage loans held for portfolio was primarily driven by the continued decline in the average balances outstanding during the three- and six-month periods ended June 30, 2014, as the remaining mortgage loans in the portfolio continued to pay down. The changes in interest income on investments and advances were primarily yield driven.

•
Higher credit-related losses on other-than-temporarily impaired private-label mortgage-backed securities (MBS). The Seattle Bank recorded $1.6 million of additional credit losses on private-label MBS for the three and six months ended June 30, 2014, compared to $342,000 for the six months ended June 30, 2013. No additional credit losses on private-label MBS were recorded for the three months ended June 30, 2013.

•
Changes in net gain (loss) on derivatives and hedging activities. The bank recorded net gains of $3.8 million and $2.4 million on its derivatives and hedging activities for the three and six months ended June 30, 2014, compared to a net loss of $601,000 and a net gain of $10,000 for the same periods in 2013. The change was primarily the result of temporary ineffectiveness of the bank's fair value hedges.

•
Lower other non-interest expense. The Seattle Bank's other non-interest expense decreased for the three and six months ended June 30, 2014, compared to the same periods in 2013, due to the impact of a one-time $4.0 million write-off of software in the second quarter of 2013. This decrease was partially offset by an increase in compensation and benefits expense and other operating expenses.

Other Financial Information

•	Total assets increased to $36.5 billion as of June 30, 2014, from $35.9 billion as of December 31, 2013.

•
Advances outstanding decreased to $10.2 billion as of June 30, 2014, from $10.9 billion as of December 31, 2013, primarily due to the maturity of advances with Bank of America, N.A. in the first quarter of 2014, partially offset by an increase in advances to our members in the second quarter of 2014.

•
Mandatorily redeemable capital stock decreased by $112.5 million as of June 30, 2014, compared to December 31, 2013, primarily due to the Seattle Bank's repurchase of excess capital stock during the first half of 2014, partially offset by a redemption request resulting from a merger between two members. In addition, in April 2014 the Seattle Bank's Board of Directors approved a waiver of redemption cancellation fees for members that submitted requests to cancel their outstanding stock redemption requests prior to June 30, 2014. As of June 30, 2014, six members had cancelled $5.1 million in previously outstanding redemption requests.

•
Accumulated other comprehensive income (loss) improved to a gain of $17.0 million as of June 30, 2014, from a loss of $71.8 million as of December 31, 2013, primarily due to improvements in the market values of the bank's available-for-sale securities including those previously determined to be other-than-temporarily impaired.

•	Total capital increased to $1.2 billion as of June 30, 2014, from $1.1 billion as of December 31, 2013.

•
The Seattle Bank paid cash dividends (including interest on mandatorily redeemable capital stock) totaling $665,000 and $1.3 million during the three and six months ended June 30, 2014. No cash dividends were paid during the same periods in 2013.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of June 30, 2014	As of December 31, 2013
Advances	$10,214,333	$10,935,294
Investments (1)	25,485,615	22,545,976
Mortgage loans held for portfolio, net	723,465	797,620
Total assets	36,548,851	35,870,314
Consolidated obligations, net	33,114,210	32,402,896
Mandatorily redeemable capital stock	1,635,217	1,747,690
Total capital stock	857,999	922,977
Retained earnings	312,061	287,090
Accumulated other comprehensive income (loss)	16,983	(71,768)
Total capital (2)	1,187,043	1,138,299

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Selected Statements of Income Data	2014	2013	2014	2013
Net interest income before provision (benefit) for credit losses	$33,561	$34,080	$65,267	$68,659
Provision (benefit) for credit losses	121	12	357	(29)
Net interest income	33,440	34,068	64,910	68,688
Non-interest income:
Other-than-temporary impairment credit loss	(1,626)	—	(1,629)	(342)
Derivatives and hedging activities	3,843	(601)	2,409	10
Other non-interest income (loss) (3)	544	(95)	1,316	338
Other non-interest expense	19,764	21,797	38,652	39,358
Total assessments	1,687	1,158	2,923	2,934
Net income	$14,750	$10,417	$25,431	$26,402

Selected Performance Measures	As of June 30, 2014	As of December 31, 2013
Regulatory capital (4)	$2,805,277	$2,957,757
Risk-based capital surplus (5)	$1,402,930	$1,483,070
Regulatory capital-to-assets ratio	7.68%	8.25%
Regulatory leverage ratio	11.38%	12.21%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	112.55%	107.67%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR) (6):
Return on PVCS	1.96%	2.26%
Average annual one-month LIBOR	0.15%	0.19%
Core mission activity (CMA) assets to consolidated obligations (7)	38.88%	41.51%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.6 billion and $1.7 billion as of June 30, 2014 and December 31, 2013.
(3)
Depending upon activity within the period, may include the following: gain (loss) on sale of available-for-sale or held-to-maturity securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital stock, retained earnings, and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings) over its risk-based capital requirement.

(6)	Return on PVCS is computed as year-to-date net income divided by year-to-date average PVCS, annualized. Average annual one-month LIBOR is the year-to-date average one-month LIBOR.
(7)	Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations.
The Seattle Bank expects to file its second quarter 2014 quarterly report on Form 10-Q with the Securities and Exchange Commission on or around August 7, 2014.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (FHFA), effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings put in place in October 2010 (2010 Consent Arrangement). In addition to continued compliance with the terms of the plans and policies adopted and implemented to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires development and implementation of a plan acceptable to the FHFA to increase advances and other core mission assets as a percentage of the bank's consolidated obligations, Board of Directors' monitoring for compliance with the terms of such plans and policies, and continued non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. With FHFA non-objection, the Seattle Bank has repurchased up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and paid modest quarterly dividends to its shareholders based on the bank's quarterly net income since July 2013. In addition to the two quarterly repurchases of up to $25 million of excess capital stock, with FHFA non-objection, during the first half of 2014, the Seattle Bank redeemed an additional $149.7 million of excess capital stock on which the redemption waiting periods had been satisfied. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 322 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three and six months ended June 30, 2014. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, and other actions, including those relating to the Amended Consent Arrangement and payments of dividends and repurchases and redemptions of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, regulatory and legislative actions and approvals (including those of the FHFA), changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.